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•	Superconductor Technologies and Allied Integral United (“Clearday”) Announce Updated Merger Agreement
•	Merged Company Will Provide Next-Generation, Longevity Care Services that Support Aging in Place

AUSTIN, Texas and SAN ANTONIO, May 17, 2021 (GLOBE NEWSWIRE) — Superconductor Technologies Inc. (STI) (OTCMKTS: SCON), a leader in superconducting innovation, reported it entered into an updated, definitive merger agreement with Allied Integral United, Inc. (“Clearday”), a privately-held company dedicated to delivering next generation longevity care and wellness services that support aging in place, whereby a wholly-owned subsidiary of STI will merge with and into Clearday in a stock-for-stock transaction with Clearday. The merger agreement replaced the merger agreement that was announced by the parties on March 3, 2020, which had expired.

Upon completion of the merger, STI will change its name to Clearday, Inc. The merged company will focus on the continued development of Clearday’s virtual, in-home care service – Clearday at Home™, its membership-based daily care offering – Clearday Clubs™, as well as the continued operation of Clearday’s existing Memory Care America residential care communities.

The merged company will also focus on building a multi-channel distribution system for products that focus on improving the health and care of older consumers. One of these proprietary products incorporates STI’s existing Sapphire Cryocooler as an enabling technology for enhancing air quality in internal atmospheres, by removing harmful particulates to mitigate aerosol transmission of viruses and pathogens such as COVID-19, influenza, and other diseases that pose a significant threat to the elderly.

No financing is required under the merger agreement.

“Clearday is dedicated to delivering the next generation of longevity care and wellness services for people with dementia or other cognitive deficit challenges, and that means making high-quality care more accessible, affordable and empowering for patients and those who love and care for them,” stated James Walesa, Chief Executive Officer and Chairman of Clearday. “Based on our experience operating highly-rated cognitive care communities, we have now launched Clearday at Home, a virtual, in-home care offering, and are preparing to launch Clearday Clubs™, a modern, non-residential daily care service model, both of which support aging in place. These affordable, high-quality care models get to the heart of our belief that no one should be alone and without support when dealing with cognitive decline conditions. Since first announcing our intention to merge with STI in March of last year, we have also made material progress in these businesses and in commercializing an advanced air quality enhancement solution – leveraging STI’s highly reliable and efficient Sapphire Cryocooler technology – that we believe will be useful in our growth plan.”

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“Following an assessment of strategic alternatives, our Board of Directors has concluded that a merger with Clearday offers an excellent opportunity to create meaningful value for our stockholders,” said Jeff Quiram, STI’s President and Chief Executive Officer. “Having wound down our Conductus® superconducting wire platform prior to the intended merger announced last March, we have watched the Clearday team successfully launch a unique virtual care solution that may be used during a pandemic such as COVID-19. The pandemic has also increased awareness of the need for innovative air purification technologies for protection against airborne disease, and we believe the Clearday transaction has the potential to monetize our proven cryogenic cooler technology as a key enabler for these types of solutions.”

About the Proposed Merger TransactionOn a pro forma basis and based on the number of shares of STI common stock to be issued in the merger, the pre-merger STI stockholders will own approximately 3.6% of the post-merger combined company, determined on a fully-diluted basis. The transaction has been approved by the boards of directors of both companies. The merger is expected to close in the third quarter of 2021, subject to the approval of the stockholders of each company, as well as other closing conditions, including, the Joint Proxy and Registration Statement for solicitation of the stockholder approval and issuance of the shares in the merger being declared effective by the U.S. Securities and Exchange Commission. The merger agreement may be terminated by the parties under certain circumstances.

Sanli Pastore & Hill provided an opinion to the Board of Directors of STI as to the fairness, from a financial perspective, of the exchange ratio to the STI stockholders. A.G.P./Alliance Global Partners is acting as exclusive financial advisor to Clearday on the proposed transaction.

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Management and OrganizationFollowing the merger, James Walesa, Chief Executive Officer and Chairman of Allied Integral United, Inc. known as Clearday will be appointed to serve as the post-merger combined company’s chairman, president and chief executive officer. The board of directors for the post-merger combined company will be comprised of five directors, with Clearday nominating four of the five directors, three of who will be independent, and Jeff Quiram. Clearday’s executive and management team are to be appointed as the executive and management team of the combined company. Members of the STI executive team are expected to support the Clearday transition. Jeff Quiram, STI’s Chief Executive Officer, is expected to be a director on the board, but is not entering any employment or consulting agreements.

About Clearday, Inc.Clearday is an innovative longevity care and wellness company, with a modern, hopeful vision for making high quality care options more accessible, affordable, and empowering for older Americans and those who love and care for them. Through our subsidiary Memory Care America (MCA), we operate a network of highly rated residential memory care communities in four U.S. states. With our Clearday at Home™ and Clearday Clubs™ concepts, we are bringing the same standard of excellence found in our MCA residential facilities to in-home digital care and daytime-only care models that are dramatically less expensive than residential care options. Learn more about Clearday at www.myclearday.com.

About Superconductor Technologies Inc. (STI)Superconductor Technologies Inc. is a global leader in superconducting innovation. Since 1987, STI has led innovation in HTS materials, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than 20 years STI utilized its unique HTS manufacturing process for solutions to maximize capacity utilization and coverage for Tier 1 telecommunications operators. Headquartered in Austin, TX, Superconductor Technologies Inc.’s common stock is listed on the OTC QB market under the ticker symbol “SCON.” For more information about STI, please visit http://www.suptech.com.

Important Additional Information Will be Filed with the SECIn connection with the proposed transaction between STI and Clearday, the parties intend to file relevant materials with the SEC, including a STI registration statement on Form S-4 that will contain a combined proxy statement/prospectus/consent solicitation statement. INVESTORS AND STOCKHOLDERS OF STI AND CLEARDAY ARE URGED TO READ THESE MATERIALS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CLEARDAY, THE PROPOSED MERGER AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the proxy statement/prospectus/information statement and other documents filed by STI with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement/prospectus/information statement and other documents filed by STI with the SEC by written request to: Superconductor Technologies Inc. 9101 Wall Street, Suite 1300, Austin, TX 78754, Attention: Corporate Secretary. Investors and stockholders are urged to read the proxy statement/prospectus/consent solicitation statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction. The information in the websites of STI and Clearday is not incorporated into this press release and will not be incorporated into such SEC filed documents.

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No Offer or Solicitation This communication is not intended to be and shall not constitute an offer to sell, the solicitation of an offer to sell or an offer to buy or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation STI and its directors and executive officers, and Clearday, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of STI in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the proxy statement/prospectus/information statement referred to above. Additional information about STI’s directors and executive officers is included in STI’s definitive proxy statement, filed with the SEC on April 26, 2019. These documents are available free of charge at the SEC website (www.sec.gov) and from the Corporate Secretary of STI at the address above.

Forward-Looking Statements Any statements in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding the proposed merger and other contemplated transactions (including statements relating to satisfaction of the conditions to and consummation of the proposed merger, the expected ownership of the combined company and opportunities relating to or resulting from the merger), and statements regarding the nature, potential approval and commercial success of Clearday and its product line, the effects of having shares of capital stock traded on the OTC Market, Clearday’s and the post-merger combined company’s financial resources and cash expenditures. Forward-looking statements are usually identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “ideal,” “may,” “potential,” “will,” “could” and similar expressions. Actual results may differ materially from those indicated by forward-looking statements as a result of various important factors and risks. These factors, risks and uncertainties include, but are not limited to: risks relating to the completion of the merger, including the need for stockholder approval and the satisfaction of closing conditions; risks related to STI’s ability to correctly estimate and manage its operating expenses and its expenses associated with the proposed merger pending closing; the cash balances of the combined company following the closing of the merger; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed merger; the success and timing of regulatory submissions; regulatory requirements or developments; changes in capital resource requirements; and other factors discussed in the “Risk Factors” section of STI’s most recent annual report, subsequent quarterly reports and in other filings STI makes with the SEC from time to time. Risks and uncertainties related to Clearday that may cause actual results to differ materially from those expressed or implied in any forward-looking statement include, but are not limited to: Clearday’s plans to develop and commercialize its future daily care centers and other non-residential daily care services; Clearday’s commercialization, marketing and implementation capabilities and strategy; developments and projections relating to Clearday’s competitors and its industry; the impact of government laws and regulations; and Clearday’s estimates regarding future revenue, expenses and capital requirements. In addition, the forward-looking statements included in this press release represent STI and Clearday’s views as of the date hereof. STI and Clearday anticipate that subsequent events and developments will cause their respective views to change. However, while STI and Clearday may elect to update these forward-looking statements at some point in the future, STI and Clearday specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing STI’s or Clearday’s views as of any date subsequent to the date hereof.

Media Contacts:

For Clearday:Ginny Connollyginny@myclearday.com | 1.210.451.0839

For STI:Moriah Shilton, or Kirsten Chapman, LHA Investor

Relationsinvest@suptech.com | 1.415.433.3777

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